EXHIBIT 11




                       SELECTIVE INSURANCE GROUP, INC.
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                            Quarter ended March 31
                                               1997      1996
                                               ----      ----
(in thousands, except per share data)
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Primary earnings per share:
Net income..............................  $    16,701       8,890
Weighted average number of shares of
  common stock outstanding..............   14,629,241  14,460,498
Net income per share of common stock....  $      1.14         .61
                                           ==========  ==========



Fully diluted earnings per share:
Income applicable to common stock
  on a fully diluted basis:
Net income..............................  $    16,701      8,890
Interest on convertible debentures......          152        158
Amortization of other debt expenses.....            2          2
Tax effect on interest and debt expenses          (54)       (56)
                                           ----------  ---------
                                          $    16,801      8,994
                                           ==========  =========

Weighted average number of shares
outstanding on a fully diluted basis:
Weighted average number of shares of
  common stock outstanding..............   14,629,241  14,460,498
Additional shares assuming conversion
  of debentures.........................      486,354     514,093
                                           ----------  ----------
                                           15,115,595  14,974,591
                                           ----------  ----------

Fully diluted income per share of
  common stock..........................  $      1.11         .60
                                           ==========  ==========